“Exhibit 99.1”

99¢ ONLY STORES® REPORTS 2.7% SAME-STORE SALES INCREASE ON TOTAL SALES OF $346.5 MILLION FOR THE JUNE QUARTER

COMMERCE, California – July 8, 2010 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $346.5 million in the first quarter of fiscal 2011 ended June 26, 2010. This represents an increase of 4.3% over total sales of $332.1 million for the same quarter last year.  The Company’s total retail sales for the first quarter of fiscal 2011 were $336.6 million, compared to $321.8 million for the same quarter last year. The Company’s non-Texas operations, which represented 91.8% of total retail sales for the quarter, had retail sales of $308.9 million in the first quarter of fiscal 2011 compared to $294.4 million for the same quarter last year, an increase of 4.9%.  The Company’s Texas operations had retail sales for the first quarter of fiscal 2011 of $27.7 million, compared to $27.4 million for the same quarter last year, an increase of 1.1%.

The Company's overall same-store sales for the first quarter of fiscal 2011 increased 2.7%, with the number of same-store sales transactions increasing 2.3% and the average transaction size increasing to $9.60 from $9.56.  The Company’s non-Texas operations’ same-store sales increased 2.3% for this quarter, with the number of same-store-sales transactions increasing 1.9% and the average transaction size increasing to $9.64 from $9.61.  Same-store sales for the Company’s Texas operations increased 7.2% in this quarter, with the number of same-store-sales transactions increasing 6.0% and the average transaction size increasing to $9.12 from $9.02.

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “In the first quarter, we are pleased to report that we achieved 2.7% same-store sales growth, which was in line with our expectations.  Based on our high average volume per store, this represents a healthy increase in average annualized sales of approximately $127,000 per store.  Additionally, we are pleased with the strong same-store sales for our Texas stores, which continue to outperform our average same-store sales growth rate.”

During the first quarter of fiscal 2011, the Company opened one store, which was located in Houston, Texas. The gross and saleable retail square footage at the end of the first quarter were 5.88 million and 4.62 million, respectively, based on 276 stores.  This represents an increase of 1.6% over last year for each of gross and saleable square footage.  Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the first quarter were 5.10 million and 4.01 million, respectively, an increase of 1.9% over last year for each of gross and saleable square footage.  As of June 26, 2010, the Company’s non-Texas retail operations consisted of 243 stores compared to 238 stores as of June 27, 2009.

The Company plans to increase its store count by approximately 5% in fiscal 2011, with the majority of new stores expected to be opened in California during the second half of the fiscal year.

Mr. Schiffer concluded, “We look forward to discussing our first quarter operating results in our earnings release and related conference call on August 4th.”

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 276 extreme value retail stores consisting of 206 stores in California, 33 in Texas, 25 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, new store openings, and  trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.